EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unit Holders, Sponsor and Trustee of

Tax Exempt Securities Trust:

We consent to the use of our report dated October 14, 2005, included herein, on the statements of assets and liabilities of Tax Exempt Securities Trust (comprised of National Trust 395, New Jersey Trust 177 and New York Trust 244), including the portfolios of securities, as of March 31, 2005, and the related statements of operations and changes in net assets for the period from May 17, 2004 (initial date of deposit) to March 31, 2005.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

October 14, 2005